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                                                            Exhibit 24(b)(4)(b)

[LOGO PHOENIX]
                                                PHL VARIABLE INSURANCE COMPANY
                                                A Stock Company

Amendment

This amendment is effective on the Contract Date reflected in the contract Schedule Page, and may not be issued subsequent to the Contract Date. Except as stated in this amendment, it is subject to all of the provisions contained in the contract.

Amendment to Part 4 Premium Payments and Allocation:

   . The provision entitled "Guaranteed Interest Account (GIA)" is amended by deleting the second paragraph in its entirety and replacing it with the following:

We reserve the right to limit cumulative premium payments to the GIA during any one-week period to not more than $250,000. We will credit interest daily on any amounts held under the GIA at such rates as We shall determine at an effective annual rate of interest never less than the Minimum Guaranteed Interest Rate shown in the contract Schedule Page. At least monthly, We will set the interest rate that will apply to any premium payment made to the GIA. That rate will remain in effect for such premium payment, or the resulting Adjusted Premium, for an initial guaranteed period of one full year. In addition to the rate applicable to the initial guarantee period, We may credit additional interest for periods less than one-year. Upon expiry of the initial one-year guarantee period, and for any premium payments, or Adjusted Premiums whose guarantee has just ended shall be the same rate that applies to new premium payments made during the calendar week in which the guarantee period expired. Such rate shall likewise remain in effect for such Adjusted Premiums for a subsequent guarantee period of one full year.

Amendment to Part 5 TRANSFERS, WITHDRAWALS AND TERMINATION

   . The provision entitled "Contingent Deferred Sales Charge" is deleted in its entirety and is replaced with the following:

Contingent Deferred Sales Charge

A charge to cover expenses incurred in the sale and distribution of this contract is taken in the form of a contingent deferred sales charge. This charge is applied to any partial withdrawal or full surrender made within the four-year period following the date of each premium payment. The amounts released for surrender will be determined on a First-In, First-Out (FIFO) basis based on the effective date of each premium payment.

In each Contract Year, you may withdraw a portion of your Contract Value free of any contingent deferred sales charge, called the free withdrawal amount. During the first Contract Year, the free withdrawal amount is 10% of the Contract Value at the time of the first partial withdrawal. After the first Contract Year and each Contract Year thereafter, the free withdrawal amount is 10% of the Contract Value as of the end of the prior Contract Year.

Any amount withdrawn in excess of the free withdrawal amount will be subject to the following contingent deferred sales charge, expressed as a percentage of the amount withdrawn, up to a maximum of the total of all premium payments:

       Complete Premium Payment Years  Contingent Deferred Sales Charge
       ------------------------------  --------------------------------
       0..............................               8%
       1..............................               7%
       2..............................               7%
       3..............................               6%
       4 and over.....................               0%

The contingent deferred sales charge is applied to amounts withdrawn or surrendered up to the total of all premium payments less prior withdrawals for which a contingent deferred sales charge was paid. Following a partial withdrawal, the death benefit will be reduced by the same proportion as the Contract Value is reduced by the withdrawal.

You may elect to apply the amount withdrawn or surrendered to the various annuity payment options described in Part 10.

                        PHL Variable Insurance Company

                                  [Secretary]

08 D609 GMIR

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                              CONTRACT AMENDMENT

This amendment is issued as part of the contract to which it is attached. Except where this amendment provides otherwise, it is subject to all of the conditions and limitations of the contract.

The provision of the policy entitled "Calculation of Fixed Annuity Payments" in the "PART 10: Annuity Payment Options" section is replaced with the following:

Calculation of Fixed Annuity Payments

Under Options A, B, D, E and F, the applicable annuity payment option rate used to determine the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10-year age setback and an interest rate of 2.5%. Under Options G and H, the interest rate is 1.5%. Under Options A, B, D, E, F, G, and H, the amount of the payment is equal to the Contract Value, less any applicable Tax, divided by $1,000 and then multiplied by the applicable annuity payment option rate.

The "Option A & E - Life Annuity with Specified Period Certain; Installment Refund Life Annuity" payment option rate table in Part 11 of the contract is replaced with the following table:

Options A & E - Life Annuity with Specified Period Certain; Installment Refund
                                 Life Annuity

           Installment Refund 5 Years Certain 10 Years Certain 20 Years Certain
           ------------------ --------------- ---------------- ----------------
Age        Male     Female    Male    Female  Male    Female   Male    Female
---        -----    ------    -----   ------  -----   ------   -----   ------
40........ $2.85     $2.76    $2.90    $2.79  $2.89    $2.79   $2.89    $2.78
45........  2.99      2.88     3.05     2.92   3.05     2.92    3.03     2.91
50........  3.15      3.02     3.24     3.08   3.24     3.08    3.21     3.06
55........  3.35      3.20     3.48     3.28   3.47     3.28    3.42     3.25
60........  3.58      3.41     3.79     3.54   3.76     3.53    3.67     3.48
65........  3.87      3.68     4.17     3.87   4.13     3.85    3.97     3.76
70........  4.24      4.01     4.67     4.30   4.61     4.26    4.30     4.09
75........  4.68      4.44     5.36     4.88   5.21     4.81    4.63     4.45
80........  5.24      4.98     6.28     5.68   5.97     5.51    4.92     4.80
85........  5.93      5.67     7.49     6.81   6.82     6.41    5.12     5.07
90........  6.78      6.55     9.04     8.38   7.70     7.42    5.22     5.21

The "Option B - Non-Refund Life Annuity" payment option rate table in Part 11 of the contract is replaced with the following table:

                      Option B - Non-Refund Life Annuity

                  Age                            Male  Female
                  ---                            ----- ------
                  40............................ $2.90  $2.79
                  45............................  3.05   2.92
                  50............................  3.24   3.08
                  55............................  3.49   3.28
                  60............................  3.79   3.54
                  65............................  4.18   3.87
                  70............................  4.69   4.31
                  75............................  5.40   4.90
                  80............................  6.38   5.73
                  85............................  7.73   6.94
                  90............................  9.61   8.73

DR 91

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The "Option D - Joint and Survivorship Life Annuity" payment option rate table in Part 11 of the contract is replaced with the following table:

                Option D - Joint and Survivorship Life Annuity

                                          Male Age
              -----------------------------------------------------------------
Female Age     40    45    50    55    60    65    70    75    80    85    90
----------    ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
40........... $2.65 $2.69 $2.72 $2.74 $2.75 $2.76 $2.77 $2.78 $2.78 $2.78 $2.79
45...........  2.71  2.76  2.80  2.84  2.86  2.88  2.89  2.90  2.91  2.91  2.92
50...........  2.75  2.82  2.89  2.94  2.98  3.01  3.04  3.05  3.06  3.07  3.07
55...........  2.79  2.88  2.97  3.05  3.11  3.16  3.20  3.23  3.25  3.26  3.27
60...........  2.82  2.93  3.04  3.15  3.24  3.33  3.40  3.45  3.48  3.51  3.52
65...........  2.84  2.96  3.09  3.23  3.37  3.50  3.61  3.70  3.76  3.80  3.83
70...........  2.86  2.99  3.14  3.31  3.49  3.66  3.83  3.98  4.09  4.18  4.23
75...........  2.87  3.01  3.18  3.37  3.58  3.81  4.05  4.28  4.48  4.63  4.74
80...........  2.88  3.03  3.20  3.41  3.65  3.93  4.25  4.58  4.89  5.17  5.38
85...........  2.89  3.04  3.22  3.44  3.70  4.03  4.41  4.84  5.31  5.76  6.15
90...........  2.89  3.04  3.23  3.46  3.74  4.09  4.52  5.05  5.67  6.34  6.99

The "Option F - Joint and Survivorship Life Annuity with 10-Year Period Certain" payment option rate table in Part 11 of the contract is replaced with the following table:

  Option F - Joint and Survivorship Life Annuity with 10-Year Period Certain

                                          Male Age
              -----------------------------------------------------------------
Female Age     40    45    50    55    60    65    70    75    80    85    90
----------    ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
40........... $2.65 $2.69 $2.72 $2.74 $2.75 $2.76 $2.77 $2.78 $2.78 $2.78 $2.79
45...........  2.71  2.76  2.80  2.84  2.86  2.88  2.89  2.90  2.91  2.91  2.91
50...........  2.75  2.82  2.89  2.94  2.98  3.01  3.04  3.05  3.06  3.07  3.07
55...........  2.79  2.88  2.97  3.04  3.11  3.16  3.20  3.23  3.25  3.26  3.27
60...........  2.82  2.93  3.04  3.15  3.24  3.33  3.40  3.45  3.48  3.50  3.52
65...........  2.84  2.96  3.09  3.23  3.37  3.50  3.61  3.70  3.76  3.80  3.82
70...........  2.86  2.99  3.14  3.31  3.48  3.66  3.83  3.98  4.09  4.17  4.21
75...........  2.87  3.01  3.17  3.36  3.58  3.81  4.05  4.27  4.47  4.61  4.71
80...........  2.88  3.03  3.20  3.41  3.65  3.93  4.24  4.56  4.87  5.12  5.31
85...........  2.89  3.04  3.22  3.44  3.70  4.02  4.39  4.82  5.26  5.67  5.99
90...........  2.89  3.04  3.23  3.45  3.73  4.08  4.50  5.01  5.58  6.15  6.66

DR91

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The "Option G - Payments for a Specified Period" payment option rate table in
Part 11 of the contract is replaced with the following table:

                  Option G - Payments for a Specified Period

             Number of                        Annual      Monthly
             Years                          Installment Installment
             ---------                      ----------- -----------
             5.............................     $206.00      $17.28
             6.............................      172.93       14.51
             7.............................      149.32       12.53
             8.............................      131.61       11.04
             9.............................      117.84        9.89
             10............................      106.83        8.96
             11............................       97.83        8.21
             12............................       90.33        7.58
             13............................       83.98        7.05
             14............................       78.55        6.59
             15............................       73.84        6.20
             16............................       69.72        5.85
             17............................       66.09        5.55
             18............................       62.86        5.27
             19............................       59.98        5.03
             20............................       57.38        4.81
             25............................       47.55        3.99
             30............................       41.02        3.44

                        PHL Variable Insurance Company

                                  [Secretary]

DR91

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                                 SCHEDULE PAGE

Owner:            [John Doe]                         [35 Male]  : Age and Sex

Contract Number:  [13000000]                  [August 1, 2008]  :Contract Date

                                              [August 1, 2043]  :Maturity Date

Annuitant : [Jane Doe]

Joint Annuitant: [None]

Beneficiary(s): See the Beneficiary Listing on the last Schedule Page

Initial Premium: [$10,000.00]

Subsequent Premiums: Flexible

Maximum GIA Percentage: [5%]

Allocations to the Guaranteed Interest Account are limited to the Maximum GIA Percentage of each Premium Payment.

Payment Intervals: Flexible

Minimum Guaranteed Interest Rate: [2.15%] for calendar year of issue

The Minimum Guaranteed Interest Rate is the minimum rate of interest We will credit on amounts held in the Guaranteed Interest Account and the Market Value Adjusted Guaranteed Interest Account. This rate will never be less than the statutory required minimum interest rate under applicable state insurance law. The Minimum Guaranteed Interest Rate will be set on January 1st of each calendar year and will apply to any premium payments, transfers or renewals made during that calendar year. The Minimum Guaranteed Interest Rate will be equal to the 5 Year Constant Maturity Treasury (CMT) Rate, less 1.25%, but will never be less than 1.00% or greater than 3.00%. We will use the 5 Year CMT Rate reported by the Federal Reserve as of the last business day of November of the prior calendar year, rounded to the nearest 1/20th of one percent. The Company reserves the right to re-determine the Minimum Guaranteed Interest Rate while the contract is in force.

Transfers into the GIA:

During the first Contract Year, transfers into the Guaranteed Interest Account are not permitted.

After the first Contract Year, a transfer into the Guaranteed Interest Account will not be permitted if such transfer would cause the percentage of the Contract Value in the Guaranteed Interest Account to exceed the Maximum GIA Percentage.

Death Benefit Option: [1]

08 D609

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                           SCHEDULE PAGE (Continued)

Owner: [John Doe]

Contract Number: [13000000]

                                SUBACCOUNT FEES

Daily Mortality and   [Option 1: .004178% (Based on an annual rate of 1.525%)]
  Expense Risk Fee:   [Option 2: .004589% (Based on an annual rate of 1.675%)]
                      [Option 3: .005000% (Based on an annual rate of 1.825%)]

Daily Administrative Fee: .00034% (Based on an annual rate of .125%)

                           CONTRACT FEES AND CHARGES

Premium Tax: [.000%] of each premium paid

Annual Administrative Charge: $35. Charge is waived if Contract Value exceeds $50,000.

Transfer Charge: Currently, there is no charge for transfers. However, we reserve the right to impose a Transfer Charge after the first twelve transfers made in each Contract Year, upon prior Written Notice to the Owner. Any Transfer Charge will be administered in a non-discriminatory manner. In no event, however, will such Transfer Charge exceed $20 per transaction.

Contingent Deferred Sales Charge: See Part 5 for a description of how this charge is determined.

08 D609

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                           SCHEDULE PAGE (Continued)

Owner: [John Doe]

Contract Number: [13000000]

                          PREMIUM PAYMENT ALLOCATION

[Money Market #122     100%]

08 D609

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                           SCHEDULE PAGE (Continued)

Owner: [John Doe]

Contract Number: [13000000]

Market Value Adjusted Guaranteed Interest Account (MVA)

The MVA account provides four choices of interest rate guarantee periods; 3-year, 5-year, 7-year, and 10-year. The MVA account is accounted for as a non-unitized separate account established by Our company under Connecticut Law. All income, gains and losses, realized and unrealized, of the MVA Account are credited to or charged against the amounts placed in the MVA Account without reference to other income, gains and losses of Our General Account. The assets of the MVA Account are owned solely by Us and We are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that We may conduct. We will credit interest daily on any amounts held under the MVA account at such rates as We shall determine but in no event will the effective annual rate of interest be less than the minimum stated in the Minimum Guaranteed Interest Rate section of the Schedule Page. At least monthly, We will set the interest rate that will apply to any premium made to the MVA. That rate will remain in effect until the end of the Guarantee Period selected by You. Upon expiry of the selected Guarantee Period, unless you elect to transfer funds to another Guarantee Period or Subaccount, or elect to withdraw funds, We will begin another Guarantee Period of the same duration as the one that just ended, and will credit interest at the then current rate for that new Guarantee Period. If your original Guarantee Period is no longer available or if you choose a Guarantee Period that is no longer available We will use the Guarantee Period with the next longest duration. To the extent permitted by law, We reserve the right to discontinue Guarantee Periods and to offer other Guarantee Periods that differ from those available at the time your contract was issued. Any withdrawals or transfers from the MVA will be subject to a market value adjustment, except that funds may be withdrawn or transferred from this account without a market value adjustment in the 30-day Window Period from 15 days before to 15 days after the Guarantee Period expiry date. We reserve the right to limit cumulative premium payments made to any one of these accounts during any one-week period to not more than $250,000.

08 D609

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                           SCHEDULE PAGE (Continued)

Owner: [John Doe]

Contract Number: [13000000]

Owner's Beneficiary Information

Primary Beneficiary(s): [Jane Doe, Spouse, 100%]

Contingent Beneficiary(s): [Julie Doe and Scott Doe, Children, Share Equally]

08 D609

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TABLE OF CONTENTS

Part                                Title                                  Page
---- --------------------------------------------------------------------  ----
     Schedule Pages
     Table of Contents
     Contract Summary

1.   Definitions                                                              1

2.   About this Contract                                                      3

3.   Rights of Owner                                                          4

4.   Premium Payments and Allocation                                          5

5.   Transfers, Withdrawals and Termination                                   7

6.   Expense Charges                                                          9

7.   Determining the Contract and Accumulation Unit Values                   10

8.   Annuity Benefits                                                        10

9.   Death Benefits                                                          11

10.  Annuity Payment Options                                                 13

11.  Tables of Annuity Payments Option Rates                                 16

08 D609

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CONTRACT SUMMARY

About This Summary

This summary briefly highlights some of the major contract provisions. Since this is only a summary, the detailed provisions of the contract will control. See those provisions for full information and any limits or restrictions that apply. A Table of Contents is provided to help You find specific provisions. Your contract is a legal contract between You and Us. You should, therefore, READ YOUR CONTRACT CAREFULLY.

Check the Schedule Page of this contract to make sure it reflects the premium payment allocation requested. Please call Your agent or Us any time You have questions about Your contract.

The Type of Contract

This contract provides for the accumulation of values prior to the Maturity Date and the payment of an annuity after the Maturity Date. Subject to the terms of this contract, You may allocate premium payments to the various Subaccounts and Guaranteed Interest Account. The values that accumulate under this contract prior to the Maturity Date are based on the premium payments made, the rates of interest credited on any premium payments allocated to the Guaranteed Interest Account, any expense charges, and the investment experience of the Subaccounts within the Separate Account on any premium payments allocated to the Subaccounts. The amount of each annuity payment will be based on the Contract Value on the Maturity Date, the annuity purchase rates stated herein, and if a variable annuity payment option is elected, the investment experience of the Subaccounts during the annuity payout period. Various annuity payment options are available.

Withdrawal Privilege

Prior to the Maturity Date, You may withdraw all or part of the Contract Value less any applicable contingent deferred sales charge. After the Maturity Date, You may only withdraw from the remaining value under Variable Payment Options K or L, less any applicable contingent deferred sales charge.

Benefits

All paid-up annuity, cash surrender, and death benefits under this contract are not less than the minimum benefits required by any statute of the state where this contract is delivered.

This contract provides for the payment of a death benefit amount in the event of the death of the Owner. If there is one Owner, the death benefit will be paid to the designated Beneficiary. If there is more than one Owner, the death benefit will be paid to the surviving Owner(s) upon the death of the Owner who dies first. If the Owner is a non-natural person, the death of the Primary Annuitant will be treated as the death of the Owner.

The amount of the death benefit is determined as described in Part 9 of this contract. Any additional amounts We credit to the contract will be treated as income on or any other gain in the contract and will increase the Contract Value. The Contract Value will be reduced by any withdrawal.

08 D609